Exhibit 99.D.2
AMENDMENT NO. 1
TO
ASSET MANAGER’S AGREEMENT
          This AMENDMENT NO. 1 to ASSET MANAGER’S AGREEMENT is dated as of June 13, 2008, by and between ADVANCE CAPITAL MANAGEMENT, INC., (the “Manager”), and T. ROWE PRICE ASSOCIATES, INC. (the “Asset Manager”).
WITNESSETH:
          WHEREAS, the Manager and Advance Capital I, Inc. (the “Company”) have entered into the Investment Advisory Agreement dated as of August 18, 1993 as amended from time to time (the “Management Agreement”), pursuant to which the Manager has agreed to provide investment management, advisory and administrative services to the Company, and pursuant to which the Manager may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement; and
          WHEREAS, the Manager and the Asset Manager are parties to an Asset Manager’s Agreement dated December 21, 1993, (the “Asset Manager’s Agreement”), pursuant to which the Asset Manager furnishes investment advisory services to the Balanced Fund (the “Fund”) of the Company;
          WHEREAS, the parties desire to amend the Asset Manager’s Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
     1. Schedule A Amendment. Schedule A shall be replaced in its entirety with the schedule attached to this Amendment.
     2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
     3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Asset Manager’s Agreement shall remain unchanged and shall continue to be in full force and effect.
     4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Asset Manager’s Agreement.

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first written above.
ADVANCE CAPITAL MANAGEMENT, INC.
By: /S/ CHRISTOPHER M. KOSTIZ
Christopher M. Kostiz, President
T. ROWE PRICE ASSOCIATES, INC.
By: /S/ DARRELL N. BRAMAN
Darrell N. Braman, Vice President

SCHEDULE A
     For services provided to the Portfolio Account(s), Advance Capital Management, Inc. will pay a quarterly fee for each calendar quarter at the annual rate provided below of the average assets in the Portfolio Account(s) during the quarter. Average assets shall be determined using the average daily assets in the Portfolio Account(s) during the calendar quarter. The fee shall be prorated for any calendar quarter during which the contract is in effect for only a portion of the quarter. The fee shall be paid within ten (10) business days after the end of the calendar quarter. Below is the agreed upon fee:

First $100 Million	20/100 of 1%
Above $100 Million	15/100 of 1%

ASSET MANAGER’S AGREEMENT
     The Balanced Fund (the “Fund”) is a portfolio represented by one class of shares of Advance Capital I, Inc. (the “Company”), a registered open-end investment company under the Investment Company Act of 1940 (the “Act”), and subject to the rules and regulations promulgated thereunder.
     Advance Capital Management, Inc. (the “Manager”) acts as the investment manager of the Fund pursuant to the terms of an Investment Advisory Agreement (the “Management Agreement”) with the Company. The Manager is responsible for the day-to-day investment advice, management and supervision of the Fund and the coordination of the Fund’s assets in portfolio securities. Pursuant to the terms of the Management Agreement, the Manager may appoint another entity to act as sub-advisor to furnish to the Company on behalf of the Manager certain services specified in and subject to the provisions of the Agreement, if such appointment is approved by the Directors of the Company and by the shareholders of the Fund.
     1. Appointment as an Asset Manager. The Manager, being duly authorized, hereby appoints and employs T. Rowe Price Associates, Inc. (“Asset Manager”) as a discretionary asset manager, on the terms and conditions set forth herein, of those assets of the Fund which the Manager determines to assign to the Asset Manager (those assets being referred to as the “Portfolio Account(s)”). The Manager may, from time to time, with the consent of the Asset Manager (and such consent shall not be unreasonably withheld), make additions to the Portfolio Account(s) and may, from time to time, make withdrawals from the Portfolio Account(s).
     2. Acceptance of Appointment: Standard of Performance. The Asset Manager accepts the appointment as a discretionary asset manager and agrees to use its best professional judgment to make timely investment decisions for the Fund with respect to the investments of the Portfolio Account in accordance with the provisions of this Agreement.
     3. Asset Management Services of Asset Manager. The Asset Manager is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities of the Portfolio Account(s), and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof. In providing portfolio management services to the Portfolio Account(s), the Asset Manager shall be subject to such investment restrictions as are set forth in the Act and the Rules and Regulations promulgated thereunder, the supervision and control of the Directors, such specific instructions as the Directors may adopt and communicate to the Asset Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, and instructions from the Manager. The Asset Manager shall maintain on behalf of the Fund those records which may be mutually agreed upon by both parties. At the Manager’s reasonable request, Asset Manager will consult with the Fund or with the Manager with respect to any decisions made by it with respect to the investments of the Portfolio Account(s).
     4. Investment Objectives, Policies, and Restrictions. The Manager shall .provide the Asset Manager with a statement of the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto, including cash flow requirements, as established by the Fund. The Fund retains the right, on written notice to the Asset Manager from the Fund or the Manager, to modify any such objectives, policies or restrictions in any manner at any time provided any such amendment is consistent with the Articles of Incorporation and By-Laws of the Fund and with the Act and the Rules and Regulations promulgated thereunder.
     5. Transaction Procedures. All transactions will be consummated by payment to or delivery by the Fund’s custodian (presently, Huntington Banks of Michigan) (the “Custodian”), or such depositories or agents as may be designated by the Custodian, as custodian for the Fund, of all cash and/or securities due to or from the Portfolio Account(s), and the Asset Manager, shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Asset Manager shall advise the Custodian and confirm in writing to the Fund all investment orders for the Portfolio Account(s) placed by it with brokers and dealers at the time and in the manner as set forth in those procedures mutually agreed upon by both parties. The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Asset Manager. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Asset Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.
     6. Allocation of Brokerage. The Asset Manager shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Asset Manager, and for the selection of the markets on or in which the transaction will be executed.
     A. In doing so, the Asset Manager’s primary responsibility shall be to obtain the best net price and execution for the Fund. However, this responsibility shall not be deemed to obligate the Asset Manager to solicit competitive bids for each transaction, and the Asset Manager shall have no obligation to seek the lowest available commission cost to the Fund, so long as the Asset Manager determines that the broker or dealer is able to obtain the best net price and execution for the particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker to the Asset Manager viewed in terms of either that particular transaction or of the Asset Manager’s overall responsibilities with respect to its clients, including the Fund, as to which the Asset Manager exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.
     B. The Manager shall have the right to request that specified transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Manager and the Asset Manager, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or the Manager, or as to which an on-going relationship will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Portfolio Account(s), so long as (i) the Manager determines that the broker or dealer is able to obtain the best net price and execution on a particular transaction and (ii) the Manager determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to the Fund or to the Manager for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Portfolio Account(s) may not be the direct or exclusive beneficiary of any such service or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

     C. The Asset-Manager agrees that it will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the Act) of the Fund or of the Manager or of any asset manager for the Fund without the prior written approval of the Fund. The Manager agrees that it will provide the Asset Manager with a list of brokers and dealers which are “affiliated persons” of the Fund, the Manager or the Fund’s asset managers.
     D. As used in this paragraph 6, “brokerage and research services” shall have the meaning set forth in Section 28(e)(3) of the Securities Exchange Act of 1934 and such interpretations as shall be published by the Securities and Exchange Commission from time to time.
     7. Proxies. The Fund will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio Account(s) may be invested from time to time. At the request of the Fund, and upon agreement of the Asset Manager, the Asset Manager shall vote all proxies on securities held in the Portfolio Account(s) on behalf of the Fund, provided the Custodian forwards all proxy materials to the Asset Manager upon receipt. Asset Manager will not be liable in the event the proxy materials are not received by the Asset Manager in a timely manner.
     8. Reports to the Asset Manager. The Manager shall provide the Asset Manager with such periodic reports concerning the status of the Portfolio Account(s) as the Asset Manager may reasonably request.
     9. Fees for Servicing. The compensation of the Asset Manager for its services under this Agreement shall be calculated and paid by the Manager in accordance with the attached Schedule A. Pursuant to the provisions of the Management Agreement between the Fund and the Manager, the Manager is solely responsible for the payment of fees to the Asset Manager, and the Asset Manager agrees to seek payment of its fees solely from the Manager.
     10. Other Investment Activities of the Asset Manager. The Manager acknowledges that the Asset Manager or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities (“Affiliated Accounts”). Subject to the provisions of paragraph 2 hereof, the Manager agrees that the Asset Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Portfolio Account( s), provided that the Asset Manager acts in good faith and provided further, that it is the Asset Manager’s policy to allocate, within its reasonable discretion, investment opportunities to the Portfolio Account(s) over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Manager acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose or otherwise deal with positions in investments in which the Portfolio Account(s) may have an interest from time to time, whether in transactions which involve the Portfolio Account(s) or otherwise. The Asset Manager shall have no obligation to acquire for the Portfolio Account(s) a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Portfolio Account(s) or otherwise.

     11. Certificate of Authority. The Fund, the Manager and the Asset Manager shall furnish to each other from time to time certified copies of the resolutions of their Board of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Fund, the Portfolio Account(s), the Manager and/or the Asset Manager.
     12. Limitation of Liability. The Asset Manager shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or power conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have resulted from the Asset Manager’s willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by paragraph 2 hereof and applicable to the Asset Manager in its actions under this Agreement or breach of its duty or of its obligations hereunder.
     13. Confidentiality. Subject to the duty of the Asset Manager, the Manager and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Portfolio Accounts and the actions of the Asset Manager and the Fund in respect thereof.
     14. Assignment. No assignment, as that term is defined in Section 2(a)(4) of the Act, of this Agreement shall be made by the Asset Manager, and this Agreement shall terminate automatically in the event of such assignment. The Asset Manager shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Asset Manager.
     15. Representation, Warranties, and Agreements of the Fund. The Fund represents, warrants, and agrees that:
     A. The Asset Manager has been duly appointed by the Directors and shareholders of the Fund to provide investment advice to the Portfolio Account(s) as contemplated hereby.
     B. The Fund will deliver to the Asset Manager a true and complete copy of its then current prospectus as amended or supplemented from time to time and such other documents or instruments governing the investment of the Portfolio Account(s) and such other information as is necessary for the Asset Manager to carry out its obligations under this Agreement.
     C. The Fund is currently in compliance and shall at all times comply with the requirements imposed upon the Fund by applicable laws and regulations.
     16. Representations, Warranties, and Agreements of the Asset Manager. The Asset Manager represents, warrants, and agrees that:
     A The Asset Manager is registered as an “Investment Adviser” under the Investment Advisers Act of 1940 (“Advisers Act”);
     B. The Asset Manager will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Act, those records which may be mutually agreed upon by both parties from time to time. The Asset Manager agrees that such records are the property of the Fund and will be surrendered to the Fund promptly upon request.
     C. The Asset Manager will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide the Fund with a copy of the code of ethics and evidence of its adoption, will report to the Fund as are required by Rule l7j-l under the Act.
     17. Amendment. This Agreement may be amended at any time, but only by written agreement between the Asset Manager and the Manager, which amendment is subject to the approval of the Directors and the shareholders of the Fund in the manner required by the Act.
     18. Effective Date; Term. This Agreement shall become effective on December 20, 1993, and shall continue in effect for a term of two years from that date. Thereafter, the Agreement shall continue in effect only so long as its continuance has been specifically approved at least annually by the Directors, or the shareholders of the Fund in the manner required by the Act. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Act and the Rules and Regulations thereunder.
     19. Termination. This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon written notice to the other in the event of a breach of any provision hereof by the party so notified, or otherwise upon sixty (60) days’ written notice to the other. This agreement may be terminated by the Directors or by vote of a majority of the outstanding shares of the Fund, on sixty (60) days’ written notice to the Asset Manager. Any such termination shall not affect the status, obligations, or liabilities of any party hereto to the other.
     20. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby but shall continue in full force and effect.
     21. Applicable Law. The provisions of this Agreement shall be construed in a manner consistent with the requirements of the Act and the Rules and Regulations thereunder. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Maryland.
ADVANCE CAPITAL MANAGEMENT, INC.

By:	/S/ ROBERT J. CAPPELLI Robert J. Cappelli, Vice President
December 15, 1993
T. ROWE PRICE ASSOCIATES, INC.

By:	/S/ RICHARD T. WOLDLY Richard T. Woldly, Vice President
December 15, 1993

By:	/S/ JONATHAN M. GREENE
Jonathan M. Greene, Vice President
December 15, 1993

SCHEDULE A
     For services provided to the Portfolio Account(s), Advance Capital Management, Inc. will pay a quarterly fee for each calendar quarter at the annual rate provided below of the average assets in the Portfolio Account(s) during the quarter. Average assets shall be determined using the average daily assets in the Portfolio Account(s) during the calendar quarter. The fee shall be prorated for any calendar quarter during which the contract is in effect for only a portion of the quarter. Below is the agreed upon fee:

First $100 Million	20/100 of 1%

Next $100 Million	15/100 of 1%

Above $200 Million	Negotiable